Exhibit 99.1

P  R  E  S  S    R  E  L  E  A  S   E

Changes in Committees of Autoliv Board of Directors

(Stockholm, November 6, 2013) — Autoliv Board member Mr. George Lorch has been appointed as a member of the Board’s Audit Committee, and will in addition also assume the role as Chairman of the Nominating and Corporate Governance Committee. Board member Dr. Xiaozhi Liu has been appointed as a member of the Nominating and Corporate Governance Committee.

The changes are made following the previously announced resignation of Mr. Bo I. Andersson from the Board of Directors and its committees, which was effective as of today. The Board has also requested that Mr. Lorch, who in December turns 72 and in accordance with Autoliv’s Corporate Governance Guidelines should have tendered his resignation request, continue to serve as a Director for approximately one more year under his current term.

Following today’s announcement the Committees of Autoliv’s Board of Directors will have the following memberships:

Audit Committee: Robert W.Alspaugh (Chairman), George A. Lorch, James M. Ringler

Compensation Committee: James M. Ringler (Chairman), Xiaozhi Liu, George A. Lorch

Nominating and Corporate Governance Committee: George A. Lorch (Chairman), Xiaozhi Liu, Kazuhiko Sakamoto

Compliance Committee: Kazuhiko Sakamoto (Chairman), Robert W. Alspaugh, Xiaozhi Liu

Inquiries:

Thomas Jönsson, VP Corporate Communications, Autoliv Inc.                                                                          Tel +46-8-587 20 627

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 55,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2012 amounted to US $8.3 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv Americas
Vasagatan 11, 7th Floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI., USA 48034
Tel +46 709 578 127, Fax +46 (0)8 24 44 93	Tel +1 248 794 4537,
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com